GAIN Capital Announces Monthly Metrics for April 2015

Bedminster, New Jersey (May 11, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of April 2015. The operating metrics for April 2015 include City Index which was acquired on April 1, 2015.

Retail Metrics

•	Retail OTC trading volume[1] of $356.8 billion, an increase of 20.5% from March 2015, and 101.9% from April 2014.[2]

•	Average daily retail OTC trading volume of $16.2 billion, an increase of 20.5% from March 2015 and 101.9% from April 2014.[3]

•	Active retail OTC accounts[4] of 146,666, an increase of 48.1% from March 2015 and 52.7% from April 2014.[5]

Institutional Metrics

•	Total institutional trading volume[1] of $436.3 billion, a decrease of 17.4% from March 2015 and a 6.1% increase from April 2014.

•	Average daily institutional volume of $19.8 billion, a decrease of 17.4% from March 2015 and a 6.1% increase from April 2014.

•	GTX trading volume[6] of $409.0 billion, a decrease of 17.0% from March 2015 and a 10.5% increase from April 2014.

•	Average daily GTX volume of $18.6 billion, a decrease of 17.0% from March 2015 and a 10.5% increase from April 2014.

Exchange-based Futures Metrics

•	Futures contracts of 682,377, a decrease of 26.5% from March 2015 and 6.3% from April 2014.

•	Average daily futures contracts of 32,494, a decrease of 23.0% from March 2015 and an 11.4% increase from April 2014.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

1 U.S. dollar equivalent of notional amounts traded.
2 Retail OTC trading volume increased 44.0% from April 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 Average daily retail OTC trading volume increased 44.0% from April 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 Retail OTC accounts that executed a transaction during the last 12 months.
5 Active retail OTC accounts increased 0.6% from April 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
6 U.S. dollar equivalent of notional amounts traded.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com